As filed with the Securities and Exchange Commission on January 13, 1997
                                              Registration No. 333-15963
-----------------------------------------------------------------------------

                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                            -------------

                           AMENDMENT NO. 2
                                 TO
                              FORM S-3
                       REGISTRATION STATEMENT
                                UNDER
                     THE SECURITIES ACT OF 1933

                      CYCOMM INTERNATIONAL INC.
       (Exact Name of Registrant as Specified in Its Charter)

                            -------------

          WYOMING                                     54-1779046
(State or Other Jurisdiction of                    (I.R.S. Employer
Incorporation or Organization)                    Identification No.)

     --------------------                             -----------

    1420 Springhill Road, Suite 420, McLean, Virginia 22102, (703) 903-9548
         (Address, Including Zip Code, and Telephone Number,
           Including Area Code, of Registrant's Principal
                         Executive Offices)

                         ------------------

                           ALBERT I. HAWK
                President and Chief Executive Officer
                      Cycomm International Inc.
    1420 Springhill Road, Suite 420, McLean, Virginia 22102, (703) 903-9548
      (Name, Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Agent For Service)

                              Copy to:
                       DAVID J. LEVENSON, ESQ.
              Venable, Baetjer, Howard & Civiletti, LLP
                     1201 New York Avenue, N.W.
                       Washington, D.C.  20005
                         --------------------
  Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration
Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     Cover of Registration Statement continued on following page

  Cover of Registration Statement continued from previous page

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

  The registrant hereby amends this Registration Statement on such date and dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                          CYCOMM INTERNATIONAL INC.

   Cross Reference Sheet Showing Location in Prospectus of Information Required by Items of Form S-3 Pursuant to Item 501(b) of Regulation S-K




Item No.         Registration Statement Heading                                Location in Prospectus

--------         -------------------------------                               -----------------------

1.               Forepart of Registration Statement                            Cover Page of Registration
                 and Outside Front Cover Page of                               Statement; Outside Front
                 Prospectus                                                    Cover Page of Prospectus

2.               Inside Front and Outside Back                                 Inside Front Cover and
                 Cover Pages of Prospectus                                     Outside Cover Page of
                                                                               Prospectus

3.               Summary Information, Risk Factors                             Prospectus Summary; Risk
                 and Ratio of Earnings to Fixed                                Factors
                 Charges

4.               Use of Proceeds                                               Use of Proceeds

5.               Determination of Offering Price                               Not Applicable

6.               Dilution                                                      Not Applicable

7.               Selling Security Holders                                      Selling Security Holders
                                                                               and Plan of Distribution

8.               Plan of Distribution                                          Selling Security Holders
                                                                               and Plan of Distribution

9.               Description of Securities                                     Description of Securities
                 to be Registered

10.              Interests of Named Experts and                                Not Applicable
                 Counsel

11.              Material Changes                                              Not Applicable

12.              Incorporation of Certain                                      Not Applicable
                 Information by Reference

13.              Disclosure of Commission Position                             Indemnification
                 on Indemnification for Securities
                 Act Liabilities

  Prospectus
                      Cycomm International Inc.
                       1,381,978 Common Shares
              505,000 Warrants to Purchase Common Shares

             --------------------------------------------

  This Prospectus relates to (a) 1,381,978 Common Shares of Cycomm International Inc., a Wyoming corporation ("Cycomm"), being offered from time to time by stockholders of Cycomm (the "Selling Security Holders"), which consists of (i) 71,978 Common Shares previously issued to Midcomm, Inc. in connection with certain obligations of Cycomm, (ii) 800,000 Common Shares previously issued in connection with the exercise of Cycomm's Series A Convertible Redeemable Preferred Stock and 500,000 Common Shares underlying warrants (the "XL Warrants"), issued in connection with the acquisition of XL Computing Corporation, and (iii) 5,000 Common Shares previously issued and 5,000 Common Shares issuable upon conversion of warrants (the "Wall Street Warrants"), in connection with the settlement of a dispute with The Wall Street Group and (b) the XL Warrants and Wall Street Warrants, being offered from time to time by the Selling Security Holders. This registration statement also covers the issuance and sale to holders of the XL Warrants and Wall Street Warrants of Common Shares upon the conversion of the XL Warrants and Wall Street Warrants.

  The XL Warrants are exercisable at any time until March 20, 1999 at an exercise price of $3.75 per share. The Wall Street Warrants are exercisable at any time until November 30, 2000 at an exercise price of $4.75 per share. Unless exercised before their respective expiration dates, the XL Warrants and the Wall Street Warrants will expire and will be of no value. See "Description of Securities."

  The names of the Selling Security Holders and their respective holdings are set forth under "Selling Security Holders." The Common Shares, XL Warrants or Wall Street Warrants may be offered by the Selling Security Holders from time to time in transactions for their own accounts (which may include block transactions), in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling Common Shares, XL Warrants or Wall Street Warrants to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or the purchasers of Common Shares, XL Warrants or Wall Street Warrants for whom/which such broker-dealers may act as agent or to whom/which they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). None of the proceeds from the sale of the Common Shares, XL Warrants or Wall Street Warrants by the Selling Security Holders pursuant to this Prospectus will be received by Cycomm. Cycomm will receive an aggregate of $1,898,750, assuming all of the XL Warrants and Wall Street Warrants are exercised.

  Cycomm's Common Shares are traded on the American Stock Exchange, Inc. ("AMEX") and on The Alberta Stock Exchange ("ASE") under the symbol "CYI." On November 7, 1996, the closing price of a Common Share was $3.625 as reported on AMEX. See "Selling Security Holders and "Plan of Distribution." The XL Warrants and Wall Street Warrants are not listed on any exchange.

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
               SEE "RISK FACTORS" BEGINNING ON PAGE 4.

             --------------------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                          CRIMINAL OFFENSE.

  The date of this Prospectus is January 13, 1997

                            AVAILABLE INFORMATION

       Cycomm is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the American Stock Exchange, Inc. ("AMEX"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at certain regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 75 Park Place, 14th Floor, New York, New York 10007 and at AMEX, 86 Trinity Place, New York, New York 10006-1881, and may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, DC 20549, at prescribed rates. In addition, Cycomm is an electronic filer and the Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Website is http://www.sec.gov.


       Cycomm has filed with the Commission, a Registration Statement on Form S-3 under the Securities Act of 1933 as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which Cycomm has filed with the Commission and to which reference is hereby made.

       Cycomm furnishes or makes available to its shareholders annual reports containing financial and other information. Cycomm also from time to time furnishes to its shareholders other reports containing information about material corporate developments. The annual reports contain financial information that has been examined and reported upon, with an opinion expressed by, independent chartered accountants. Such reports will be provided upon request to Cycomm.


          INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       All documents previously filed with the Commission pursuant to the annual and periodic reporting provisions of the Exchange Act since May 31, 1996, the end of the Company's latest fiscal year, are incorporated in this Prospectus by reference, specifically including the following:

       1. Cycomm's annual report on Form 10-KSB for the fiscal year ended May 31, 1996, as amended;

       2.   Cycomm's Form 10-QSB for the quarter ended August 31,
            1996, as amended;

       3. Cycomm's Forms 8-K filed June 21, 1996, as amended, and November 29, 1996.


       All other documents subsequently filed by Cycomm with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this Prospectus shall be deemed to be incorporated by reference herein and
  to be part hereof from the date any such document is filed.   Any
  statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modified or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       Cycomm will provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests should be directed to Corporate Secretary, Cycomm International Inc., 1420 Springhill Road, Suite 420, McLean, Virginia; telephone (703) 903-9548.

       No person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus, and, if given or made, such information or representation not contained herein must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to purchase, any of the securities offered by this Prospectus, in any jurisdiction to or from any person to or from whom it is unlawful to made such offer or solicitation of an offer, or proxy solicitation in such jurisdiction. Neither the delivery of this Prospectus nor the issuance or sale of any securities hereunder shall under any circumstances create any implication that there has been no change in the information set forth herein since the date hereof or delivered and incorporated by reference herein since the date hereof.

                                                      TABLE OF CONTENTS

                                                                                                  PAGE NUMBER
       PROSPECTUS SUMMARY.........................................................................       5

       RISK FACTORS...............................................................................       5

       BUSINESS...................................................................................       7

       THE OFFERING...............................................................................      14

       USE OF PROCEEDS............................................................................      15

       PLAN OF DISTRIBUTION ......................................................................      15

       SELLING SECURITY HOLDERS...................................................................      15

       DESCRIPTION OF SECURITIES..................................................................      16

       EXPERTS....................................................................................      17

       LEGAL MATTERS..............................................................................      17

       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
       LIABILITIES................................................................................      18

                              PROSPECTUS SUMMARY

  The following summary information is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus and incorporated by reference in this Prospectus.

                                 THE COMPANY

       Cycomm International Inc., a Wyoming corporation ("Cycomm"), through its subsidiaries and interests in other corporations, designs and develops privacy products for the telecommunications industry and government, particularly for voice, data, and fax landline and wireless systems. In addition, Cycomm designs, develops and manufactures secure and ruggedized computing products. Cycomm's principal business is carried out by its subsidiaries and Cycomm performs administrative functions. Unless the context otherwise requires, references in the Prospectus to "Cycomm" refers to Cycomm International Inc. and its subsidiaries and interests in other corporations.

       Cycomm has four active, wholly owned subsidiaries consisting of
  (i) Cycomm Corporation, an Oregon corporation ("Cycomm U.S."), (ii) XL Computing Corporation, a Delaware corporation ("XL Computing"), (iii) XL Computing Canada, Inc., a Quebec corporation ("XL Computing Canada") and (iv) Val-Comm, Inc., a New Mexico corporation ("Val-Comm"). Cycomm also has a 25.5% interest in Sistemas de
  Recepcion de Satelite Galactica C.A. ("Galactica").   See "Business."

       Cycomm's principal executive offices are located at 1420
  Springhill Road, Suite 420, McLean, Virginia 22102, and its telephone number is (703) 903-9548.

                                 RISK FACTORS

       The securities offered by this Prospectus are speculative and involve a high degree of risk. Prospective investors should carefully consider the following factors before purchasing the securities offered hereby.

  Lack of Profits and Auditors' Going Concern Disclosure.

       Since the commencement of its business operations in 1986, Cycomm has experienced a history of losses. Cycomm has been engaged primarily in the design and development of cellular privacy products since 1990 and, accordingly, has not received any significant revenues. For the fiscal years ended May 31, 1996, 1995 and 1994, Cycomm incurred losses
  of $7,784,605, $4,630,446, and $9,061,502, respectively.   As reported
  in Cycomm's Form 10-QSB for the quarter ended August 31, 1996, Cycomm incurred losses of $1,033,997, and cash and cash equivalents decreased by $1,865,113 for that period. As a result of Cycomm's significant losses and negative cash flows from operations, Cycomm's ability to continue as a going concern is uncertain and is dependent upon achieving a profitable level of operations. Cycomm has implemented a cost-cutting program in its communications security products operations by which it will attempt to reduce costs by eliminating the manufacturing and distribution functions it is currently performing and to instead license its products in exchange for royalties. This program is expected to enable Cycomm to lower overhead by reducing its lease obligations and personnel expenses. Cycomm also intends to focus most of its financial resources and personnel on increasing the sales and market share of the business segment involved in providing value-added computer and telecommunications systems, from which management believes the greatest potential for profits may be achieved. See "Dependence upon Telecommunications Privacy Products for Revenues"; "Potential Additional Capital Requirements; Dependence on Equity and Debt Financing to Fund Operations"; "Business - Cycomm's Business Strategy."

  Dependence Upon Telecommunications Privacy Products for Revenues.

       Cycomm believes that there will be a demand for telecommunications privacy products. Further, in light of media stories publishing cellular telephone conversations involving famous individuals, Cycomm believes that security concerns involving cellular transmission have increased. As a result, cellular service carriers and independent cellular telephone dealers have indicated the need for telecommunication privacy products, including Cycomm's privacy products. Since Cycomm U.S.'s products all relate to securing telephone conversations and data transmissions, Cycomm U.S. will not meet its business objectives in the event that sales of products do not materialize. See "Competition";"Business-Market for Cycomm's Products and Services."

  Potential Additional Capital Requirements; Dependence on Equity and Debt Financing to Fund Operations.

       Cycomm has experienced significant operating losses and has not yet achieved a level of profitable operations. In the event that Cycomm is unable to generate adequate cash flows, Cycomm may be required to seek additional financing to complete its business objectives. If additional capital is necessary, Cycomm does not anticipate that it will raise such capital through registered, public offerings. Cycomm, traditionally, has raised capital through the private placement of its equity and debt securities and anticipates that it will raise additional capital in the same manner, if necessary. In Cycomm's Form 10-QSB, filed for the period ending August 31, 1996, Cycomm stated that it anticipates that holders of Cycomm's convertible debentures will exercise their conversion options and that Cycomm's working capital would not be required to retire these debentures. This statement was based upon management's experience with past holders of Cycomm's convertible debentures, and the fact that none of the convertible debentures will mature during the next two years. No assurance can be given that current holders of these convertible debentures will exercise their conversion options, or that Cycomm will not be required to retire these debentures using its working capital or any other source of funds. No assurance can be given that Cycomm will be able to raise additional financing to meet its business objectives. Failure to obtain additional working capital in a timely manner could have a material adverse effect on Cycomm, its operations, financial results and prospects. In the event Cycomm is required to raise additional capital through private placement of its securities, such placement of securities will have the effect of diluting existing shareholders of their ownership interest in Cycomm. See "Lack of Profits and Going Concern Disclosure."

  Competition.

       The secure communications market is highly competitive and subject to rapid technological advances. Cycomm's future success is dependent on obtaining technological superiority in its products, its ability to upgrade its products from time to time and its ability to respond to technological change in the communications industry. The entry of large established telecommunications equipment suppliers or consumer electronics manufacturers into the market segments targeted by Cycomm could negatively affect Cycomm's competitive position. Further, there can be no assurance that other companies will not adopt technology which is similar or equally as effective as those adopted by Cycomm or that new technology will not render Cycomm's current technology obsolete. See "Intellectual Property Protection."

  Intellectual Property Protection.

       Cycomm has or has applied for patent protection for certain of its principal proprietary technologies. There can be no assurance that the patent applications will be successful, that any patents issued are or will be valid, or that others will not develop functionally equivalent or superior technology that does not infringe on Cycomm's patents. There can also be no assurance that Cycomm's existing patents will go unchallenged or that non-disclosure and confidentiality agreements with employees and others will provide meaningful protection for Cycomm's trade secrets. In addition, Cycomm's commercial success may depend on its future products not infringing on the intellectual property rights of others. If any of its products infringes on such rights, Cycomm may be required to obtain a license from the holder of the intellectual property rights in order to make, use or sell the product in the jurisdiction in which the infringement occurs. There can be no assurance that such license will be available to Cycomm on acceptable terms, if at all. If not, Cycomm may be prohibited from manufacturing or selling the infringing product in the jurisdiction of infringement, and may be forced to commit substantial resources to patent infringement litigation. In either event, this could have a material adverse effect on Cycomm's business, results of operations and business prospects. See "Competition."

  Fluctuation of Stock Price.

       Cycomm's Common Shares are listed on AMEX and ASE and have traded between $7.31 and $2.88 on such exchanges, during the twelve month period ended October 31, 1996. In addition, in recent years the stock market in general, and the market for shares of small capitalization stock in particular, have experienced price fluctuations. As a result, factors such as Cycomm's and its competitors' announcements, including products, patents, technology, strategic alliances and financial results could cause the price of Cycomm's Common Shares to fluctuate substantially.

                                   BUSINESS

            Cycomm, through its subsidiaries and interests in other corporations, designs and develops security products for the telecommunications industry and government, particularly for voice, data, and fax landline and wireless systems. Cycomm's principal business is carried out by its subsidiaries and Cycomm performs administrative functions. Cycomm receives revenues from the sale of cellular privacy products to distributors of cellular telephones and cellular service carriers, and from the development and sale of certain telecommunications equipment for high-security clearance U.S. governmental agencies.

            Cycomm was formed on April 30, 1986, under the laws of the Province of Ontario, by the amalgamation of Webbwood Mobile Home Estates Limited and its wholly-owned subsidiary 658676 Ontario Limited. After undergoing several name changes to reflect various business ventures, Cycomm entered the telecommunications industry in May 1990 and changed its name to Cycomm International Inc. on February 20, 1992. Effective November 1, 1995, Cycomm redomiciled and continued under the laws of the State of Wyoming.

            Cycomm has four active, wholly owned subsidiaries consisting of Cycomm U.S., XL Computing, XL Computing Canada, and Val-Comm. Cycomm also has a 25.5% interest in Galactica a Venezuela company engaged in the business of developing cellular telephone systems in Venezuela.

            Cycomm's principal executive offices are located at 1420 Springhill Road, Suite 420, McLean, Virginia 22102, and its telephone number is (703) 903-9548.

  Subsidiaries

       Cycomm U.S. Located in Portland, Oregon, this wholly-owned subsidiary provides security through both encryption and scrambling of voice and facsimile signals for the wireless and wireline telecommunications industry. Cycomm U.S. is a leader in cellular security products and is developing new technologies to meet the rapid expansion of wireless applications and customer demands.

       On March 15, 1995, as amended on April 11, 1995, Cycomm U.S., entered into an agreement with Datotek, Inc. ("Datotek"), a wholly owned subsidiary of AT&T Corp. ("AT&T"), under which Cycomm U.S. acquired certain assets and products of Datotek's Advanced Cellular Privacy System ("ACPS") business. ACPS is an analog-based scrambler system which provides privacy for cellular communications. Cycomm U.S. also obtained a five-year exclusive license for the use of ACPS technology and certain licenses, agreements, customers and sales contracts of ACPS. AT&T will support the integration of ACPS's existing systems into Cycomm U.S.'s privacy products. AT&T also granted Cycomm U.S. a non-exclusive, royalty-free license for its current and future Telephone Security Device ("TSD") technology which is currently used in AT&T's wireless and wireline products. Cycomm U.S. will utilize the TSD technology in its existing and future cellular telephone privacy systems in order to make them compatible with AT&T's current and future TSD-encrypted voice systems.

       Total consideration for the acquisition was $1,617,500 and consisted of $250,000 cash, a $430,000 promissory note payable and Common Shares of Cycomm with an assigned value of $937,500.

       XL Computing. Effective March 15, 1996, Cycomm entered into a Stock Purchase Agreement by and among Cycomm and XL Vision, Inc. ("XLV") and XL Computing whereby Cycomm acquired 100% of the outstanding stock of XL Computing from XLV for an aggregate purchase price of $5,785,165.

       XL Computing is based in Sebastian, Florida and is engaged in the design, manufacturing, sale and support of secure, ruggedized, TEMPEST specified (TEMPEST is the classified standard for securing computer equipment and peripherals), computer and communication equipment for niche markets worldwide. XL Computing presently employs 85 people, all located at its Sebastian, Florida facility, a 44,000 square feet leased complex. The lease expires on March 12, 2001, with two options to extend the lease for five years, respectively.

       Cycomm acquired 100% of the outstanding stock of XL Computing in exchange for cash of $2,000,000, a promissory note in the amount of $635,165 payable in installments with a balloon payment to be made on December 31, 1996, 30,000 shares of Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock") valued at $3,000,000 and acquisition costs of $150,000, for an aggregate purchase price of $5,785,165. Cycomm also granted XL Warrants to purchase 500,000 Common Shares of Cycomm at $3.75 per share. See "Description of Securities - XL
  Warrants." In March 1996, Cycomm issued a series of convertible debentures, and received gross proceeds of $1,800,000 to Cycomm; such proceeds were used to fund the cash portion of the XL Computing acquisition.

       XL Computing Canada. On June 3, 1996, Cycomm incorporated 9036-8028 Quebec, Inc., a wholly-owned subsidiary, for the sole purpose of acquiring certain assets of M3i Technologies Inc. and M3i Systems Inc. (collectively, the "Seller"). On June 21, 1996, Cycomm completed the Asset Purchase Agreement by and among Cycomm and 9036-8028 Quebec, Inc. (collectively, the "Buyer") and the Seller whereby the Buyer acquired substantially all of the assets of the Seller, for an aggregate purchase price, subject to earn-out provisions, of a maximum of $5,000,000. The Seller designs and markets ruggedized mobile computing and communications systems primarily to the utility and public safety markets. The principal product of XL Computing Canada is PCMobile, a ruggedized portable RF ready computer currently being sold into the state and local public safety markets.

       The maximum purchase price of $5,000,000 consisted of $1,000,000 in cash and up to $4,000,000 in Common Shares of Cycomm, payable on a quarterly basis at the average current market price for the quarter of issuance. The amount of Common Shares is subject to earn-out provisions based on the achievement of certain unit sales volumes for a five year period. The earn-out provisions will be fully satisfied upon Cycomm recording approximately $31,000,000 in revenues from the sales of computer units. Subsequent to completing the transaction, Cycomm changed the name of 9036-8028 Quebec, Inc. to XL Computing Canada Inc.

       XL Computing Canada expanded Cycomm's ruggedized computer product line by adding state, local and commercial markets to XL Computing's core government and military business. In addition, by integrating the secure communications technology of Cycomm and utilizing the design and manufacturing capabilities of XL Computing, significant cost advantages will be achieved as the PCMobile line begins full-scale production.

       Val-Comm. Val-Comm is a communications, engineering and consulting company, located in Albuquerque, New Mexico, which provides feasibility studies for possible development projects and custom communications equipment developed for classified U.S. government agencies. These activities can include prototype development but generally involve the modification of one or more products available from unrelated companies into an integrated communications system to meet its clients' requirements. Such work involves classified U.S. government contracts for which Val-Comm maintains U.S. government facilities security clearances.

       Val-Comm has a complementary engineering capability and a high level security clearance which enables it to contract on U.S. government projects requiring such levels of security clearance. On March 27, 1996, the Voting Trust governing Val-Comm was dissolved subsequent to Cycomm's continuance from the province of British Columbia to the State of Wyoming.

       Galactica. Cycomm entered into a Stock Purchase Agreement with Corporation Inc., S.A., a subsidiary of Inelectra, S.A. ("Inelectra") on October 29, 1993 and acquired a 25.5% interest in Galactica. Inelectra is a large diversified Venezuelan corporation with interests in engineering and construction as well as the telecommunications industry. Galactica is a telecommunications systems integration and distribution company located in Venezuela, which specializes in the design, supply, installation and maintenance of digital telecommunications networks for voice, data and video through the use of digital links (microwave, UHF, satellite and fiber optics) as well as television reception and retransmission systems utilizing satellites in UHF-VHF bands. CANTV, the Venezuelan national telephone company, has advised a consortium of companies, of which Galactica is a member, that it has been selected as one of the few groups to act as a primary supplier of outside plant telecommunications and related equipment to CANTV. In April 1994, Corporation Inc. S.A. purchased the remaining 49% of Galactica, giving Inelectra majority control with a 74.5% interest.

       Cycomm does not anticipate any future funding requirements in connection with its equity investments in Galactica and will continue to focus on developing its current relationships and investments to position Cycomm in South America.

  Market for Cycomm 's Products and Services

       General. Cellular telephone service is a form of telecommunications designed to provide high quality wireless telephone service to a large number of simultaneous users from hand held, vehicle mounted or fixed radio telephones. Cellular telephones are designed to meet the growing demands of an increasingly mobile society and allow people to have instantaneous communications for business, pleasure or safety. In the United States, Europe and other developing areas the construction and use of cellular systems during the past five years has accelerated and is expected to continue for the next ten years until the next generation of technologies is commercialized.

       Wireless Security. Beginning in the early 1990's, public awareness of the ease of unauthorized cellular telephone monitoring increased. A radio scanner available from consumer electronic stores can be easily modified to receive all cellular bands, thus allowing users' telephone calls to be intercepted. Cellular conversations generally take place within a single cell site, so cell site switching offers little, if any, additional protection.

       Cycomm's full line of products provide an array of protection against unwanted eavesdropping on calls and is a critical protection to business, governmental and professional groups which need to protect industrial secrets and clients' confidential information. Cycomm's sophisticated voice privacy technology scrambles or encrypts the cellular and landline calls so that all an eavesdropper hears is garbled speech.

       Voice Security Systems. Cycomm began to develop its cellular security products in response to security concerns. Cycomm believes that the commercial success of its cellular security products depends upon both the level of security and voice quality such products provide. Commercial security products must balance the degree of security provided by encoding of speech with the decoded voice quality of such speech. Cycomm believes that the best product is a security product that would make it difficult and prohibitively expensive to intercept a conversation while maintaining voice quality at such a level that the user finds it difficult to discern any degradation compared to normal cellular usage. Cycomm's voice security products are designed to balance the need for security with the desire for a high level of voice quality.

       Computer Security. Computers, monitors, keyboards, printers and related peripherals produce emissions that can be intercepted with relatively inexpensive equipment through the building structure from various distances. In this regard, it is possible to obtain the content being inputted or transmitted on such computers or related peripherals.

       Cycomm manufacturers a full line of TEMPEST and EMI
  (Electro-Magnetic Interface) computers, both stationary and portable and related products that protect against the interception of emissions.

       Ruggedized Computers. Off the shelf computers are designed to be operated in stable, controlled environments, such as offices or homes. As end user applications demand mobile computing, traditional computers will not operate or are susceptible to damage under harsh conditions. The growing market for value added ruggedized computers has paralleled the growth in mobile computing requirements, applications and end users.

       Cycomm manufactures a full line of ruggedized computers and peripherals for operation under harsh environments. This ruggedized technology is an extension of the TEMPEST and EMI manufacturing process from which Cycomm produces a product line that is both rugged and TEMPEST compliant.

  Cycomm's Business Strategy

       Cycomm.   Cycomm has focused on three segments of the
  communications and security market: 1) voice and data network providers; 2) hardware manufactures; and 3) value-added computer and telecommunications systems providers. It also has pursued a strategy of alliances with other segments of the computing and telecommunications industry to commercialize applications of its technologies to meet other emerging security requirements. Included in this strategy is the Fall 1996 roll out of its "Slice" CSD (cellular security device) technology developed with Bell Laboratories and resold by Lucent Technologies, Inc. ("Lucent").

       Cycomm's marketing strategy envisions the installation by the various cellular carriers of Cycomm's Privacy Rack Mobil Telephone Switching Office ("MTSO"), which allows any cellular telephone call to be sent in scrambled form over the air without the need for special decoders at the receiving telephone end. Currently, Cycomm has installed more than 30 cellular security systems in various cities in North America, Mexico and Africa. Sales of Cycomm cellular security products, primarily MTSOs, have been made to major cellular service carriers throughout North America, including Bell Cellular of Canada, McCaw Cellular Communications, Inc. (now AT&T Wireless) through its various Cellular One subsidiaries, Bellsouth Cellular Corp., Rochester Mobile, Air Touch, Southern New England Bell, Alltel Cellular and Nynex Cellular.

       In addition, Cycomm believes that the establishment of an 800 number privacy service through its PrivaCall Network ("PrivaCall") will supplement the cellular carriers' service offering. An 800 number privacy service will allow a subscriber, having a Cycomm privacy device on the cellular telephone, to call an 800 number while roaming outside the owner's home area. The radio link between the cellular phone and PrivaCall's facility is secured while the signal to the called phone is in the clear.

       Currently, the majority of cellular service carriers in the United States utilize analog transmission and industry projections are that analog backbone systems will continue to dominate the market for the next five years. As digital cellular systems continue to grow, the industry is expected to operate in a dual-mode phase with products that will incorporate both analog and digital capability. During this phase the analog portions of user's calls will continue to be protected by the use of security technologies and products installed in, or attached to, such dual-mode phones. Cycomm has developed the Slice CSD technology as a platform to provide security for voice, fax and data transmissions that utilize digital cellular service.

       XL Computing and XL Computing Canada. XL Computing's primary customers are the United States and foreign governments; XL Computing Canada targets police and fire, other local and state public safety agencies, and the commercial, industrial and utility markets. These companies have fourteen full time sales persons. While some direct sales are made, the majority of revenues are generated by systems integrators, other third party resellers, vendors and Original Equipment Manufacturers ("OEM"). A substantial portion of revenues is derived from foreign customers, which is expected to continue and grow.

  Cycomm's Product Line and Services

       Cycomm has developed the Series 300 Privacy system as an integrated set of products that, working together, provide a complete privacy solution for individuals, corporations and cellular carriers. Individual needs are addressed through privacy units for cellular phones that secure communication from cellular phone to cellular phone, or cellular phone to landline phone, with no involvement or support from the cellular carrier. In this case, each user must have a privacy unit on their phone. Corporations use the Privacy Rack to secure calls into a building switch board or PBX, negating the requirement to have a privacy unit on each phone in the building. In this case, calls are secure from the cell phone to the PBX. Finally, the MTSO Privacy Rack is available for cellular carriers to incorporate into their switching equipment and offer a privacy service to their subscribers. With the carrier service, each individual cellular subscriber need only purchase one device for their cell phone. They are able to call anyone through the carrier's service, with no need for the called party to have a privacy unit on their phone, and still have a secure cellular line.

  Handheld Privacy Unit or HPU-300 ("Slice HPU"). The Slice HPU provides voice privacy for the Motorola MicroTAC(TM) series of hand-held cellular telephones using signal scrambling technology. The Slice HPU attaches easily between the MicroTAC telephone and the battery.
  Privacy is activated and deactivated from the phone keypad, providing flexible operation and protection of sensitive information.

  Cellular Privacy Unit or CPU-300 ("CPU"). The CPU is a small box that connects between the handset and the phone transceiver of many mobile and transportable cellular phones, such as car phones and bag phones. Privacy is activated and deactivated through the hand-set keypad.

  Cellular Security Device ("Slice CSD"). The Slice CSD incorporates voice encryption security in a Cycomm Slice package for the Motorola MicroTAC line of cellular phones. The Slice CSD uses Lucent Surity(TM) encryption technology, acquired from Lucent in 1995, and is compatible with Lucent's TSD 3600 family of products. Over 10,000 TSDs are installed in various agencies of the US Government. The Slice CSD has been under development since late 1995 with contract support from Bell Laboratories, and began initial shipments in August 1996.

  Telephone Privacy Unit or TPU-300 ("TPU"). This is a landline telephone version of the CPU. It attaches to a landline telephone simply by plugging the telephone into the TPU and then plugging the TPU
  into the telephone wall outlet.   It allows private communications to
  take place between cellular and landline telephones or between landline telephones without the necessity for the cellular service provider having installed an MTSO Privacy Rack.

  MTSO Privacy Rack.   This is a standard 19-inch telephone rack with
  power supplies and digital network interface modules which would be purchased by the cellular service carrier. It is a universal platform that connects to the 24-channel digital telephone network in North America (in its 24-channel form) or to the 30-channel format used in Europe and other parts of the world (in its 30-channel form). The MTSO rack holds up to 24 voice privacy cards. Multiple racks may be used for larger customer bases. The digital interconnect is accomplished via the T-1, 24 Channel Digital Interface Module. Cycomm has also developed a modified version of the MTSO Privacy Rack, for use by Regional Bell Operating Companies to satisfy their requirements for providing cellular security service connections.

  PrivaCall Network. PrivaCall provides secured roaming or 800-number communications by exclusively utilizing Cycomm's privacy products. PrivaCall utilizes a customized version of Cycomm's MTSO Privacy Rack equipment to allow telephone users with Cycomm's privacy products to place secure cellular telephone calls anywhere in North America by dialing a special 800 number. Any user of the service can place a secure cellular or landline telephone call to another party without that called party having a decoding device at the receiving end. As with the MTSO equipment developed by Cycomm for cellular service carriers, the cellular transmission is protected from unauthorized monitoring and the call is transferred in a decoded format over the telephone line portion of the communications link from the MTSO to the called party.

       Cycomm views the PrivaCall operation as a key marketing service since it can be utilized anywhere, is cost effective to the customer and requires no interaction with a particular cellular service carrier. Cycomm also believes this concept provides an enhancement to the services provided by cellular service carriers who have purchased Cycomm's MTSO privacy products for local city areas as these carriers, acting as re-sellers for such 800 privacy services, can now offer roaming capabilities outside their own protected MTSO territories.

  XL Computing and XL Computing Canada Product Lines and Services

  XL Computing and XL Computing Canada manufacture and sell a complete line of computers and peripherals from a ruggedized laptop computer to an "office in a suitcase" for the Mobile Field Office market that incorporates Cycomm's encryption technology. Transmission options include both wired and a variety of wireless modes including satellite links. Security options range from encryption to a "TEMPEST" configuration.

  TEMPEST Pentium Computer. The TEMPEST Pentium Computer (486KT) incorporates an Intel Pentium(TM) microprocessor into the industry standard ISA/PL1 bus packaged TEMPEST 205P Cabinet. This unit has been tested to meet NSTISSAM TEMPEST - 1/92 and AMSG emission specifications.

  TEMPEST Laptop Computer. The TEMPEST laptop computer incorporates an Intel 486DX41100 driven laptop computer into an aluminum alloy case. The 486LT is significantly more rugged than commercial units and will meet the strictest TEMPEST requirements.

  TEMPEST Inkjet Printer. The 3414T is the TEMPEST version of the popular Hewlett Packard 320 Inkjet Printer. Monochrome and color versions are available. The 3414T supports 3OOdpi (color) at up to 3 pages per minute.

  TEMPEST Monitors. XL Computing offers a full line of ruggedized TEMPEST and EMI compliant monitors. The EMI and TEMPEST designs use a combination of containment and suppression techniques that retain the OEM cabinetry. A high quality OCLI glass screen with anti-reflective coating is incorporated into the display providing maximum resolution and brightness.

  Rugged Laser Printer. The 3418T deskjet printer meets and exceeds standards for printing in the military environment. The 3418T based on the popular Deskjet 340 from Hewlett Packard, is shock isolated to accommodate the shock and vibration of the severe military platform.
  It is also shielded to meet EMI/RFI (and TEMPEST) requirements of these demanding applications. The rugged design allows for easy access to all OEM functionality, while providing a high degree of protection required in the harsh environment to which it will be exposed. This printer has been engineered to survive the shock and vibration environmental extremes found in ground-mobile and shipboard applications. The rugged printer offers performance identical to the commercial version of the printer. Modular construction and ease of access to all LRUs (line replaceable units) supports an MTTR (mean time to repair) of less than 30 minutes.

  Mobile Field Office Systems. The rugged mobile imaging and communications system ("MICS") is a portable office that fits into a lightweight, rugged, suitcase-type carrier suitable for commercial travel. This self-contained system is easily taken into harsh field environments and provides personnel with the capability to accomplish their data collection and transmission tasks using landline, cellular and satellite communications with state-of-the-art technology in the military environment. Standard peripherals include a ruggedized computer (486 or Pentium driven) a removable hard disk drive, modem, fax card, cellular phone, printer, scanner, and a battery backup. A digital camera is an optional feature allowing the operator to take pictures or collect data and immediately transfer it to other users or a central location.

  PCMobile 486. The PCMobile 486 is a "ruggedized" mobile computer specifically developed for optimal mobility, flexibility and performance under severe operating conditions. It is ideal for field service and public safety. The PCMobile is certified to be used almost anywhere, performing reliably in spite of extreme conditions. The rugged magnesium housing makes the PCMobile spill and shock-proof and preserves the unit's structural integrity even at high temperatures. The light blue casing reflects rather than absorbs light, helping to maintain the electronic circuitry at lower operating temperatures. Rubber gaskets are fitted around door openings and between case mating parts. All external connectors have been rain-tested. The PCMobile also stands up to vibration and meets the standards for protection from electrostatic discharge.

  Recent Developments


       In September 1996, Cycomm issued $400,000 of 10% convertible debentures due September 30, 1998, which are convertible at the option of the holder into Common Shares of Cycomm at the lesser of $4.80 per share or a range of 80% to 82% of the average closing bid of Cycomm's Common Shares as reported by the American Stock Exchange for five consecutive trading days prior to conversion. The debentures are fully eligible for conversion after February 2, 1997.

       In October 1996, Cycomm completed a private placement of 155,000 Common Shares for gross proceeds of $589,000.

  Reliance Upon Certain Customers/Suppliers

       Although Cycomm relies on a limited number of companies to manufacture its products, it believes that the specific parts employed in the manufacturing process are available from a variety of suppliers. Further, management believes that additional manufacturing sources could be found if necessary.

       Cycomm is not dependent upon any single customer that purchases its products. Sales to three major customers comprise 25%, 20% and 9% respectively, of sales for the year ended May 31, 1996. Sales to one major customer amounted to 20% of sales for the year ended May 31, 1995.

  Research and Development

       During fiscal 1996 and 1995, Cycomm spent $749,041 and $505,505 respectively, on research and product development, primarily for development of products complementary to the existing line of cellular voice privacy products. Cycomm anticipates additional research and development expenditures on future development of products.

  Environmental Issues

       Compliance cost with environmental laws has not been material and is not expected to materially adversely affect the business of Cycomm.

  Employees

       Cycomm currently employs approximately 143 people, of which approximately 125 are employed in the United States and 18 in Canada. Approximately 16 employees work in customer sales and service, 22 work in administration, 30 work in research and development and 75 employees work in manufacturing.

  Patents

       Cycomm has or has applied for patent protection for certain of its principal proprietary technologies. There can be no assurance that the patent applications will be successful, that any patents issued are or will be valid, or that others will not develop functionally equivalent or superior technology that does not infringe Cycomm's patents. There can also be no assurance that Cycomm's existing patents will go unchallenged.

       Cycomm is the assignee of U.S. Patent No. 4,864,566 issued on September 5, 1989, entitled "Precise Multiplexed Transmission and Reception of Analog and Digital Data Through a Narrow-Band Channel." This patent covers the basic synchronization that makes it possible to achieve a certain level of voice quality and security. Cycomm voice privacy products are partially protected by this patent because an adaptation of the synchronization technique is used. Furthermore, protection is enhanced by using large amounts of microcode embedded in microprocessor chips that are dependent upon semi-custom gate array circuits. Both microcode and circuits are proprietary.

       On May 14, 1996, Cycomm received, as assignee, U.S. Patent No. 5,517,683 entitled "Conforment Compact Portable Cellular Phone Case System and Connector." The patent covers Cycomm's Slice packaging and functionality, as it applies to a number of potential applications for the Motorola MicroTAC line of cellular phones. Cycomm's current Slice products, the Series 300BPU and Series 500 CSD, now have full patent protection. Management plans to pursue new products and licensing opportunities to exploit the Slice technology, and to protect against any infringement of the Slice patent claims.

       Cycomm uses a voice scrambling, privacy technique referred to as "Variable Split Band Inversion." The technique is not patented by Cycomm since it is a known technique and Cycomm purchases the integrated circuit presently utilized from a third-party vendor. However, any usage of a scrambling method over a communications network is difficult to implement while retaining good speech quality when the speech is decoded at the remote end of the conversation. Cycomm's proprietary technology is used in conjunction with this scrambler integrated circuit to accomplish the task of bringing decoded voice quality up to a level acceptable to the general business user. Management believes that the lack of patent protection does not present a material risk to Cycomm because it is better protected with proprietary means since Cycomm believes that other competitors may try to avoid the patent procedure through the use of different circuits or software.

       Cycomm is the assignee of U.S. Patent No. 4,972,479 issued on November 20, 1990 entitled "Method and Apparatus for Providing Privacy/Security in a Communication System" (the "Patent"). The Patent covers apparatus and methods for providing privacy on communications systems which include radio links in a manner which does not require both a scrambler and descrambler at each called party location. This allows the cellular user to route calls in encrypted form through a central location and then on to the called party in decoded form without the necessity of routing the call through a cellular service carrier's MTSO. In addition, Cycomm owns certain trademarks in the marketing of Cycomm's cellular and telephone voice privacy products.

  Regulatory Approvals

       Cycomm's products are subject to approval by the Federal Communications Commission (the "FCC") in the United States. The FCC requires that products not exceed certain levels of radio wave emanation so that they will not interfere with other electronic equipment. Furthermore, telephone products must meet certain standards for interfacing into the telephone line, such as impedance matching and isolation. All of the Cycomm products have received FCC approval for both radiation and telephone connection.

       In general, the FCC approval processes is objective. Product designs are required to meet these objective criteria and specifications. In the event that a Cycomm privacy product fails a test, the production of the product will be delayed.

       To date, Cycomm has been able to comply with all government
  requirements without incurring significant costs.   However, Cycomm
  cannot determine the extent to which future earnings may be affected by new legislation or regulations affecting its industry.

  Competition

       The markets for privacy and encryption products and secure and rugged computing are niche value added markets. As the markets grow and/or Cycomm is successful, it is anticipated that competitors will enter these markets. Such competitors, who may be bigger and better capitalized than Cycomm, will face significant cost and time commitments necessary to compete directly with Cycomm. In this regard, Cycomm believes that its focus on niche markets of which it has developed various strategic relationships, its proprietary technology and the uncertainty of the developing markets are barriers to entry against competitors.


                                 THE OFFERING

       The securities covered by this Prospectus are to be offered and sold from time to time by and on behalf of the persons referred to herein as "Selling Security Holders" and whose names and holdings are set forth under "Selling Security Holders." Cycomm will not receive any proceeds from the sale of Common Shares, XL Warrants, CRG Options or Wall Street Warrants and will bear all of the expenses of the offering. The Selling Security Holders will receive all sales proceeds and will not bear any of the offering expenses. Cycomm will receive an aggregate of $1,898,750 upon the exercise of the XL Warrants and Wall Street Warrants.

       As of October 11, 1996, there were 7,617,087 Common Shares of Cycomm issued and outstanding. Assuming exercise of all the XL Warrants, CRG Options and Wall Street Warrants and issuance of all underlying shares to be sold by the Selling Security Holders, there will be 9,004,065 Common Shares of Cycomm issued and outstanding. See "Description of Securities."

                               USE OF PROCEEDS


       Assuming all of the XL Warrants and Wall Street Warrants are exercised, Cycomm will receive $1,898,750 before deducting expenses associated with this offering of approximately $36,574. Cycomm intends to use the proceeds from the exercise of warrants for working capital and for general corporate purposes.

       Cycomm will not receive any proceeds upon the sale of Common Shares by the Selling Security Holders.

                             PLAN OF DISTRIBUTION

      Cycomm will receive proceeds upon the exercise of the XL Warrants and Wall Street Warrants, but will not receive any proceeds from the sale of the Common Shares. See "Use of Proceeds."

      Under the Exchange Act, any person engaged in a distribution of the Common Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Shares during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Shares by the Selling Security Holder. The applicable provisions of the Exchange Act and the rules and regulations thereunder may affect the marketability of the Common Shares and the ability of any person to engage in market making activities for the Common Shares.

      With regard to the Common Shares offered by Selling Security Holders, such shares may be sold on the AMEX or ASE or in private transactions at prices to be determined at the time of sale. Such Common Shares may be offered through broker-dealers, acting on the Selling Security Holder's behalf, who may offer the Common Shares at then current market prices. Any sales may be by block trade. The Selling Security Holders and any brokers, dealers or others who participate with the Selling Security Holders in the distribution of such Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of such shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Security Holders may sell all or none of the Common Shares. Cycomm will not receive any proceeds from the sale of the Common Shares by the Selling Security Holders.

                           SELLING SECURITY HOLDERS

      The following table identifies Selling Security Holders as of October 31, 1996, and indicates (i) the number of Common Shares beneficially owned by the Selling Security Holders, (ii) the amount to be offered for the Selling Security Holders' account, and (iii) the number of shares and percentage of outstanding shares of Common Shares to be owned by Selling Security Holders after the sale of the Common Shares offered by each Selling Security Holder pursuant to this Offering.




                            Beneficial Shares                             Beneficial Shares
       Name of Selling      Owned Prior to            Shares to be        Owned After
       Security Holder          Offering                Sold              Offering

       -----------------------------------------------------------------------------------------
                            Number       Percent                          Number    Percent

       XL Vision, Inc.     1,300,000    16.5%        1,300,000            -0-       -0-

       Midcomm, Inc.          71,978      *             71,978            -0-       -0-

       Donald Kirsch           7,500(1)   *              7,500(2)         -0-       -0-

       Anapol, Schwartz,
       Weiss & Cohen, P.C.     2,500(3)   *              2,500(4)         -0-       -0-
       -------------------
       * Less than 1%

  (1) Includes 3,750 Common Shares issuable upon exercise of the Wall Street Warrant issued to Mr. Kirsch . See "Description of Securities."

  (2) Assuming exercise of the Wall Street Warrant issued to Mr. Kirsch. See "Description of Securities."

  (3) Includes 1,250 Common Shares issuable upon conversion of the Wall Street Warrant issued to Anapol, Schwartz, Weiss & Cohen, P.C. See "Description of Securities."

  (4) Assuming exercise of the Wall Street Warrant issued to Anapol, Schwartz, Weiss & Cohen. See "Description of Securities."

                          DESCRIPTION OF SECURITIES

  Common Shares

      Cycomm is authorized to issue an unlimited number of Common
  Shares, without par value, of which 7,617,087 were outstanding as of October 11, 1996, and an unlimited number of Preference Shares, without par value, issuable in series.

      All issued and outstanding Common Shares are, and the Common
  Shares to be issued upon the exercise of the XL Warrants and the Wall Street Warrants will be, fully paid and non-assessable. Each holder of record of Common Shares is entitled to one vote for each Common Share so held on all matters requiring a vote of shareholders, including the election of directors. There are no preferences, conversion rights, preemptive rights, subscription rights, or restrictions or transfers attached to the Common Shares. In the event of liquidation, dissolution, or winding up of Cycomm, the holders of Common Shares are entitled to participate in the assets of Cycomm available for distribution after satisfaction of the claims of creditors.

      The Preference Shares may be issued at any time and from time to time in one or more series. Except as provided in the Series A Preferred Stock, the Board of Directors, without further shareholder approval, may determine the rights, and preferences of each series of Preference Shares. The issuance of Preference Shares by the Board of Directors with voting conversion or other rights could have the effect of delaying, deferring, or preventing a change in control of Cycomm, or could adversely affect the voting power of the holders of Common Shares.

  Wall Street Warrants

            In January 1996, pursuant to a settlement agreement between The Wall Street Group, Inc., Donald Kirsch and Cycomm, 3,750 Common Shares were issued to Donald Kirsch (the "Kirsch Shares"), 1,250 Common Shares were issued to Anapol, Schwartz, Weiss and Cohan, P.C. (the "Anapol Shares"). In addition, Warrants to purchase 3,750 Common Shares were issued to Donald Kirsch (the "Kirsch Warrant") and Warrants to purchase 1,250 Common Shares were issued to Anapol, Schwartz, Weiss and Cohan, P.C. (the "Anapol Warrant," and together with the Kirsch Warrant, the "Wall Street Warrants").

            The Kirsch Warrant when exercised, will entitle the holder thereof, to receive 3,750 Common Shares. The Anapol Warrant, when exercised, will entitle the holder thereof, to receive 1,250 Common Shares. The exercise price for both the Anapol Warrant and Kirsch Warrant is $4.75 per Common Share (the "Exercise Price"). Both the Anapol Warrant and Kirsch Warrant are exercisable, in whole or in part (but not for less than 1000 Common Shares), at any time until November 30, 2000.

            Adjustments. Upon any reorganization, reclassification of the capital stock of Cycomm, or any merger or consolidation of Cycomm with or into another corporation in which Cycomm is not the surviving entity, or any sale or transfer of all or substantially all of Cycomm's properties and assets to any other entity, the Wall Street Warrants will thereafter be exercisable for the number of shares of stock or other securities or property of Cycomm or the successor corporation resulting from such consolidation or merger, as the case may be, to which the holder of shares deliverable upon exercise or conversion of the Wall Street Warrants would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the Wall Street Warrants had been exercised or converted immediately before such reorganization, merger consolidation or transfer, all subject to further adjustments as provided in the Wall Street Warrants. Without the prior written consent of the holders of the Wall Street Warrants, Cycomm may not make any dividend or other distribution in respect of its Common Shares or issue any

  Common Shares or securities convertible into or exercisable for the purchase of its Common Shares, otherwise than for cash at a price per Common Share at least equal to the Exercise Price. The number of Common Shares issuable upon the exercise of the Wall Street Warrants and the Exercise Price must be proportionately adjusted in the event of splits subdivision or combinations.

            Registration Rights. Pursuant to the Stock Purchase Agreement, in the event Cycomm engages in a public offering of any of its securities, other than a registration relating solely to employee benefit plans or to a Rule 145 transaction or a registration on a registration form that does not permit secondary offerings, Cycomm must use its best efforts to include the Kirsch Shares, Anapol Shares, Kirsch Warrants, Anapol Warrants and Common Shares underlying the Kirsch Warrants and Anapol Warrants.

            Voting Rights. The Wall Street Warrants do not entitle the holders to any voting rights or other rights as stockholders of Cycomm.

  XL Warrants

            On March 21, 1996, Cycomm entered into a Stock Purchase Agreement by and among Cycomm, XLV and XL Computing whereby Cycomm acquired 100% of the outstanding stock of XL Computing from XLV for an aggregate purchase price of $5,785,165, which purchase price included the XL Warrant.

            The XL Warrant when exercised, will entitle the holder thereof, to receive 500,000 Common Shares at an exercise price of $3.75 per Common Share (the "XL Warrant Exercise Price"). The XL Warrant is exercisable, in whole or in part (but not for less than 50,000 Common Shares), at any time until March 20, 1999.

            Adjustments. Upon any reorganization, reclassification of the capital stock of Cycomm, or any merger or consolidation of Cycomm with or into another corporation in which Cycomm is not the surviving entity, or any sale or transfer of all or substantially all of Cycomm's properties and assets to any other entity, the XL Warrant will thereafter be exercisable for the number of shares of stock or other securities or property of Cycomm or the successor corporation resulting from such consolidation or merger, as the case may be, to which the holder of shares deliverable upon exercise or conversion of the XL Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the XL Warrant had been exercised or converted immediately before such reorganization, merger consolidation or transfer, all subject to further adjustments as provided in the XL Warrant. Without the prior written consent of the holders of the XL Warrant, Cycomm may not make any dividend or other distribution in respect of its Common Shares or issue any Common Shares or securities convertible into or exercisable for the purchase of its Common Shares, otherwise than for cash at a price per Common Share at least equal to the XL Warrant Exercise Price. The number of Common Shares issuable upon the exercise of the XL Warrants and the XL Warrant Exercise Price must be proportionately adjusted in the event of splits subdivision or combinations.

            Registration Rights. Pursuant to the stock purchase agreement, in the event Cycomm engages in a public offering of any of its securities, other than a registration relating solely to employee benefit plans or to a Rule 145 transaction or a registration on a registration form that does not permit secondary offerings, Cycomm must use its best efforts to include the XL Warrant and the shares underlying the XL Warrants.

            Voting Rights. The XL Warrants do not entitle the holders to any voting rights or other rights as stockholders of Cycomm.

                                   EXPERTS

      The consolidated financial statements of Cycomm incorporated by reference in this Prospectus have been audited by Ernst & Young, Independent Chartered Accountants, as indicated in their report with respect thereto, and incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

                                LEGAL MATTERS

      The legality of the Common Shares offered by this Prospectus will be passed upon for Cycomm by Hirst & Applegate, Cheyenne, Wyoming.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                               ACT LIABILITIES

      The Wyoming Business Corporation Act ("WBCA"), W.S. 17-16-850 et seq., provides for indemnification of Cycomm's officers, directors, employees, and agents against liabilities which they may incur in such capacities.

       Under Section 1 of Article IX of Cycomm's Bylaws, Cycomm has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Cycomm) by reason of the fact that he or she is or was a director, officer, employee, or agent of Cycomm, or is or was serving at the request of Cycomm as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Cycomm, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Cycomm, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

       Cycomm also has power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Cycomm to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of Cycomm, or is or was serving at the request of Cycomm as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Cycomm; except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Cycomm unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       Section 2 of Article IX of Cycomm's Bylaws provides that, to the extent that a director, officer, employee, or agent of Cycomm has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraphs (a) or (b) of Section 1 of
  Article IX of the Bylaws, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

       Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by Cycomm in advance of the final disposition of such action, suit, or proceeding as authorized in the manner provided in Section 3 of Article IX of the Bylaws upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay that amount unless it shall ultimately be determined that he is entitled to be indemnified by Cycomm as authorized.

       Section 3 of Cycomm's Bylaws provides that any indemnification under paragraphs (a) or (b) of Section 1 of Article IX of the Bylaws (unless ordered by a court) shall be made by Cycomm only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because the applicable standard of conduct has been met as set forth in paragraph (a) or (b) of Section 1 of Article IX of the Bylaws. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (2) if a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

       Pursuant to Section 4 of Article IX of Cycomm's Bylaws, the indemnification provided by Section IX of Cycomm shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

       Section 5 of Article IX of Cycomm's Bylaws provides that Cycomm shall have power to purchase and maintain insurance on behalf of any persons who are or were directors, officers, employees, or agents of Cycomm, or are or were serving at the request of Cycomm as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against them and incurred by them in any such capacity or arising out of their status whether or not Cycomm would have the power to indemnify them against such liability under the provisions of this section.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or others pursuant to the foregoing provisions, Cycomm has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

          Part II. Information Not Required in Prospectus

  Item 14.  Other Expenses of Issuance and Distribution.

       The following table sets forth the costs and expenses in connection with distribution of the Common Shares hereby registered. All amounts are estimated except the SEC and American Stock Exchange fees and are expressed in U.S. dollars.




                                                       Payable by Registrant
                                                       ----------------------
       SEC Registration fee                            U.S. $2,574
       American Stock Exchange fee                     U.S. $17,500
       Legal fees                                      U.S. $10,000
       Accounting fees                                 U.S. $5,000
       Printing Costs                                  U.S. $500
       Miscellaneous fees                              U.S. $1,000

                                                       ------------
       Total                                           U.S. $36,574

  Item 15. Indemnification of Directors and Officers.

       The Wyoming Business Corporation Act ("WBCA"), W.S. 17-16-850 et seq., provides for indemnification of Registrant's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summarization of circumstances in which such indemnification may be available follows, but is qualified by reference to Registrant's Articles of Incorporation and the text of the statute.

       In general, any officer, director, employee, or agent may be indemnified against expenses, fines, settlements, or judgments arising in connection with a legal proceeding to which such person is a party, as a result of such relationship, if that person's actions were in good faith, reasonably believed by him or her to be in (or at least not opposed to) the Registrant's best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by decision of the Board of Directors (by directors not at the time parties to the proceeding) or by majority shareholder vote (excluding shares held or controlled by directors who are at the time parties to the proceeding), or by opinion of special legal counsel.

       The circumstances under which indemnification would be made in connection with an action brought on behalf of the Registrant are generally the same as stated above, except that indemnification is permitted only for reasonable expenses.

       In addition, the Registrant has statutory authority to purchase insurance to protect its officers, directors, employees, and agents against any liabilities asserted against them, or incurred in connection with their service in such capacities. Further, the Registrant may advance or reimburse funds to a director who is a party to a proceeding, for reasonable expenses incurred in connection with a proceeding.

       Under Section 1 of Article IX of Cycomm's Bylaws, Cycomm has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Cycomm) by reason of the fact that he or she is or was a director, officer, employee, or agent of Cycomm, or is or was serving at the request of Cycomm as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Cycomm, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Cycomm, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

       Cycomm also has power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Cycomm to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of Cycomm, or is or was serving at the request of Cycomm as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Cycomm; except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Cycomm unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       Section 2 of Article IX of Cycomm's Bylaws provides that, to the extent that a director, officer, employee, or agent of Cycomm has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraphs (a) or (b) of Section 1 of
  Article IX of the Bylaws, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

       Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by Cycomm in advance of the final disposition of such action, suit, or proceeding as authorized in the manner provided in Section 3 of Article IX of the Bylaws upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay that amount unless it shall ultimately be determined that he is entitled to be indemnified by Cycomm as authorized.

       Section 3 of Cycomm's Bylaws provides that any indemnification under paragraphs (a) or (b) of Section 1 of Article IX of the Bylaws (unless ordered by a court) shall be made by Cycomm only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because the applicable standard of conduct has been met as set forth in paragraph (a) or (b) of Section 1 of Article IX of the Bylaws. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (2) if a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

       Pursuant to Section 4 of Article IX of Cycomm's Bylaws, the indemnification provided by Section IX of Cycomm shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

       Section 5 of Article IX of Cycomm's Bylaws provides that Cycomm shall have power to purchase and maintain insurance on behalf of any persons who are or were directors, officers, employees, or agents of Cycomm, or are or were serving at the request of Cycomm as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against them and incurred by them in any such capacity or arising out of their status whether or not Cycomm would have the power to indemnify them against such liability under the provisions of this section.

  Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits
   3.1    Certificate of Incorporation(1)

   3.2    Certificate of Incorporation on Change of Name(1)

   3.3    Certificate of Continuance(1)

   3.4    Restated Bylaws of Cycomm*

   5.1    Opinion re legality

  10.1 Stock Purchase Agreement between Mel K. and Pauline J. Pfeffer and Cycomm Corporation(2)

  10.2 Joint Venture Agreement between Cycomm Corporation and Cellular Service Group, Inc. dated April 1, 1992(2)

  10.3 Agreement By and Among Cycomm International Inc. and Cycomm Corporation and Datotek, Inc. and AT&T Corp.(3)

  10.4    Voting Trust Agreement - Cycomm Corporation(3)

  10.5    Release Agreement - Cycomm Corporation(3)

  10.6 Stock Purchase Agreement among Cycomm International Inc., Cycomm Corporation, and Cellular Service Group(3)

  10.7 GEC-Marconi Secure Systems and Cycomm Corporation Distributor Agreement dated April 29, 1992(3)

  10.8    Cycomm Corporation and GEC-Marconi Secure Systems
          Distributor Agreement dated May 1, 1992(3)

  10.9    Bell Cellular Contract(3)

  10.10   Stock Purchase Agreement among and between XL Vision,
          Inc., Cycomm International Inc. and XL
          Computing Corporation(4)

  10.11   Asset Purchase Agreement among 9036-8028 Quebec, Inc.,
          Cycomm International Inc. and M3i Technologies, Inc.
          and M3i Systems Inc. dated June 21, 1996(5)

  10.12   Management Services Agreement - Peter Hickey(6)

  10.13   Management Services Agreement - Rick E. Mandrell(6)

  10.14   Management Services Agreement - Gordon Collett(6)

  10.15   Management Services Agreement - Albert I. Hawk(6)

  21.1    Subsidiaries of Cycomm(3)

  23.1    Consent of Ernst & Young, Independent Chartered Accountants*

  23.2 Consent of Hirst & Applegate (included in their opinion filed as Exhibit 5.1).

  -------------------------------
     *   Previously filed

  (1) Incorporated by reference to Cycomm's Registration Statement on Form 20-F dated November 21, 1990.

  (2) Incorporated by reference to Cycomm's Registration Statement on Form 8-A dated December 23, 1992.

  (3) Incorporated by reference to Cycomm's Registration Statement on Form F-1 filed with Commission on May 9, 1995, amended on June 20, 1995.

  (4) Incorporated by reference to Cycomm's Form 8-K dated March
      21, 1996.

  (5) Incorporated by reference to Cycomm's Exhibit to Form 8-K dated June 21, 1996.

  (6) Incorporated by reference to Cycomm's Exhibit to Form 8-K dated April 5, 1996.

  Item 17. Undertakings.
  (a) The undersigned Registrant hereby undertakes:

   (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of Securities Act of 1933 ("Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Cycomm has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Cycomm in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cycomm will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on January 10, 1996.


                   Cycomm International Inc.


                   /s/Albert I. Hawk

                   ------------------------------
                   Albert I. Hawk, President and
                   Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


  /s/ Albert I. Hawk                         Date: January 10, 1997

  ------------------------------------
  Albert I. Hawk, President, Chief
  Executive Officer and Chairman of the Board
  (Principal executive officer)

  /s/ Rick E. Mandrell                       Date: January 10, 1997

  ------------------------------------
  Rick E. Mandrell, Chief Operating
  Officer and Director
  (Principal financial or accounting officer)


  /s/ Hubert R. Marleau                      Date: January 10, 1997

  ------------------------------------
  Hubert R. Marleau, Director